EXHIBIT 99.1

Oil States Announces Third Quarter Earnings of $0.88 per Share

HOUSTON, Nov. 4, 2010 (GLOBE NEWSWIRE) -- Today, Oil States International, Inc. (NYSE:OIS) reported net income for the quarter ended September 30, 2010 of $46.3 million, or $0.88 per diluted share, compared to $26.6 million, or $0.53 per diluted share, in the third quarter of 2009. The Company generated $588.3 million and $100.8 million of revenues and EBITDA, respectively, during the quarter compared to revenue of $456.1 million and EBITDA of $69.0 million in the third quarter of 2009 (EBITDA defined as net income plus interest, taxes, depreciation and amortization).(A) The year-over-year improvements in revenues and EBITDA were primarily due to the improvement in North American drilling and completion activity as well as increased room capacity and earnings from our oil sands accommodations business. Consolidated operating income in the third quarter of 2010 was $70.4 million compared to $38.5 million for the corresponding quarter of 2009.

"Our strategic product and service offering in key North American resource plays contributed to year-over-year growth that has outpaced the broader recovery in North American drilling and completion activity," stated Cindy B. Taylor, Oil States' President and Chief Executive Officer. "Our well site services businesses generated significantly improved results, with year-over-year revenue and EBITDA increases of 79% and 224%, respectively. The acceleration of oil sands activity continued to drive our Accommodations business, with growth also coming from our expansion of the Wapasu Creek Lodge in support of the Imperial Kearl contract."

Mrs. Taylor continued, "All of our businesses improved materially year-over-year except our Offshore Products segment which was hindered by reduced backlog coming into the year. However, with the third quarter orders of approximately $164 million leading to much improved backlog, we are optimistic about 2011 activity levels for our Offshore Products group."

The Company's effective tax rate for the third quarter of 2010 increased to 30.7% from 24.3% tax rate in the third quarter of 2009.  The lower effective tax rate in the third quarter of 2009 was primarily attributable to the impact of the goodwill impairment taken in the second quarter of 2009 on the overall effective tax rate for the full year of 2009. The Company spent $44.9 million in capital expenditures during the third quarter of 2010 primarily related to the Accommodations segment ($28.3 million in capital expenditures) and rental tools segment ($11.3 million in capital expenditures).

For the nine months ended September 30, 2010, the Company reported revenues of $1.7 billion, EBITDA of $280.3 million and net income of $124.1 million, or $2.37 per diluted share. For the nine months ended September 30, 2009, the Company reported revenues of $1.6 billion and EBITDA of $148.1 million which resulted in net income of $19.2 million, or $0.39 per diluted share.  Excluding the goodwill impairment charge taken in the second quarter of 2009, the Company reported $242.6 million of Adjusted EBITDA and $102.0 million of net income, or $2.04 per diluted share for the first nine months ended September 30, 2009.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from the third quarter of 2010 to the results from the third quarter of 2009.)

Accommodations

Accommodations generated revenues of $127.7 million and EBITDA of $49.1 million for the third quarter of 2010 compared to revenues and EBITDA of $110.3 million and $36.3 million, respectively, in the third quarter of 2009. Accommodations revenues increased 16% and EBITDA increased 35% year-over-year due to increased capacity and improved occupancy levels at the oil sands lodges. In addition, the third quarter 2010 results benefited from the stronger Canadian dollar which appreciated approximately 6% year-over-year relative to the U.S. dollar. These year-over-year increases were partially offset by lower manufacturing sales which typically carry a lower margin.

Well Site Services

Well Site Services generated revenues of $125.7 million and EBITDA of $30.6 million in the third quarter of 2010 compared to revenues and EBITDA of $70.1 million and $9.4 million, respectively, in the third quarter of 2009. The year-over-year revenue and EBITDA growth of 79% and 224%, respectively, was primarily due to the 71% year-over-year improvement in North American drilling and completion activity.

Rental tools generated $91.9 million and $24.3 million of revenues and EBITDA, respectively, in the third quarter of 2010 compared to revenues of $51.7 million and EBITDA of $6.5 million in the third quarter of 2009. The 78% year-over-year improvement in revenues and the 273% year-over-year improvement in EBITDA were primarily due to the increased U.S. drilling and completion activity, particularly in the key shale play regions such as the Marcellus, Bakken, Haynesville and Eagle Ford basins, combined with improved product mix and improved pricing.

Drilling services generated revenues and EBITDA of $33.9 million and $6.3 million, respectively, in the third quarter of 2010 compared to $18.4 million of revenues and EBITDA of $2.9 million in the third quarter 2009. The year-over-year increase in revenues and EBITDA was due to an overall increase in rig utilization to 73% in the third quarter of 2010 from 40% in the third quarter of 2009. The positive utilization impact, coupled with higher dayrates, contributed to the 84% and 115% increases in revenues and EBITDA, respectively. EBITDA margins improved from 15.9% in the third quarter of 2009 to 18.6% in the third quarter of 2010, as higher utilization levels allowed for improved daily cash margin year-over-year.

Offshore Products

The Offshore Products segment generated revenues and EBITDA of $102.4 million and $17.3 million, respectively, in the third quarter of 2010 compared to $131.8 million of revenues and $23.3 million in EBITDA in the third quarter of 2009. Offshore Products revenues and EBITDA declined year-over-year primarily as a result of lower beginning backlog levels and reduced shipments of subsea pipeline and drilling rig and vessel equipment. Gross margin for Offshore Products improved to 27.4% in the third quarter of 2010 from 25.1% in the third quarter of 2009 primarily due to improved margins in connector products. Backlog increased 23% sequentially to $264.4 million at September 30, 2010 from $215.7 million at June 30, 2010. Significant awards during the quarter included connector orders for Petrobras' Papa Terra TLP project and fairlead orders for Chevron's Jack/St. Malo project.

Tubular Services

Tubular Services generated revenues of $232.5 million and EBITDA of $12.4 million during the third quarter of 2010 compared to revenues of $143.9 million and EBITDA of $7.2 million in the third quarter of 2009. Tubular Services' OCTG shipments were up 76% year-over-year with 118,500 tons shipped in the third quarter of 2010 compared to 67,500 tons shipped in the third quarter of 2009, exceeding the 67% year-over-year increase U.S. drilling activity. Gross margin as a percent of revenues was essentially flat year-over-year at 6.9% in the third quarter of 2010. The Company's OCTG inventory increased sequentially by 10% to $341.0 million at September 30, 2010 in support of program work for customers.

The MAC Group Acquisition

On October 15, 2010, the Company announced that it had entered into an agreement whereby Oil States proposed to acquire all of the shares in The MAC Services Group Limited at a cost of A$3.90 per share. The MAC Services Group supplies accommodations services to the coal mining, construction and resource industries. The MAC currently has 4,606 rooms in six locations in Queensland and Western Australia and upon completion of the acquisition will become part of the Company's Accommodations segment. The scheme arrangement is subject to Australian court and shareholder approval, among other conditions. A scheme booklet will be distributed to shareholders of the MAC and is expected to contain unanimous support for the transaction from The MAC board, barring a superior offer, and an expert's opinion that the offer price was fair and reasonable and the deal was in the best interests of the shareholders, except in the case of a superior offer. The acquisition is expected to close by the end of Q1 2011.

Oil States International, Inc. is a diversified oilfield services company.   With locations around the world, Oil States is a leading supplier of a broad range of services to the oil and gas industry, including remote site accommodations, production-related rental tools, oil country tubular goods distribution and land drilling services as well as a leading manufacturer of products for deepwater production facilities and subsea pipelines. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com .

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" and "Risk Factor" sections of the Form 10-K for the year ended December 31, 2009 filed by Oil States with the SEC on February 22, 2010 and the "Risk Factor" section of the Form 10-Q for the three months ended June 30, 2010 filed by Oil States with the SEC on August 5, 2010.  In addition, the previously announced acquisition of The MAC Services Group Limited includes additional risks and uncertainties including, among other things, the risk that the Scheme of Arrangement is delayed or does not close, including due to the failure to obtain governmental approvals or to achieve shareholder approval or other closing conditions, the risk that the businesses will not be integrated successfully, the risk that any synergies or other benefits from the combination may not be fully realized or may take longer to realize than expected, and disruption from the combination making it more difficult to maintain relationships with customers, employees or suppliers.

Oil States International, Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues	$588,347	$456,103	$1,715,225	$1,579,536
Costs and expenses:
Cost of sales and services	448,602	353,845	1,324,594	1,235,747
Selling, general and administrative expenses	37,142	33,964	109,479	102,377
Depreciation and amortization expense	30,410	30,193	92,088	86,863
Impairment of goodwill	--	--	--	94,528
Other operating expense /(income)	1,803	(439)	1,116	(181)
Operating income	70,390	38,540	187,948	60,202

Interest expense	(3,534)	(3,613)	(10,505)	(11,714)
Interest income	134	27	316	350
Equity in earnings of unconsolidated affiliates	80	250	144	1,184
Other income	17	91	587	193
Income before income taxes	67,087	35,295	178,490	50,215
Income tax expense	(20,609)	(8,594)	(53,988)	(30,637)
Net income	46,478	26,701	124,502	19,578
Less: Net income attributable to noncontrolling interest	132	122	436	357
Net income attributable to Oil States International, Inc.	$46,346	$26,579	$124,066	$19,221

Net income per share
Basic	$0.92	$0.54	$2.48	$0.39
Diluted	$0.88	$0.53	$2.37	$0.39

Weighted average number of common shares outstanding
Basic	50,282	49,653	50,108	49,584
Diluted	52,538	50,153	52,304	49,886

Oil States International, Inc.
Consolidated Balance Sheets
(in thousands)
	September 30,	June 30,	December 31,
	2010	2010	2009
Assets	(unaudited)	(unaudited)
Current assets
Cash and cash equivalents	$138,380	$102,948	$89,742
Accounts receivable, net	377,644	383,309	385,816
Inventories, net	504,773	471,719	423,077
Prepaid expenses and other current assets	27,944	24,470	26,933
Total current assets	1,048,741	982,446	925,568
Property, plant and equipment, net	784,315	758,644	749,601
Goodwill, net	219,321	217,737	218,740
Investments in unconsolidated affiliates	5,617	5,226	5,164
Other noncurrent assets	30,915	30,960	33,313

Total assets	$2,088,909	$1,995,013	$1,932,386

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$237,682	$233,974	$208,541
Income taxes	3,365	3,771	14,419
Current portion of long-term debt (B)	161,716	159,874	464
Deferred revenue	60,296	58,763	87,412
Other current liabilities	2,701	3,115	4,387
Total current liabilities	465,760	459,497	315,223
Long-term debt and capital leases (B)	7,904	8,012	164,074
Deferred income taxes	61,942	54,816	55,332
Other noncurrent liabilities	14,728	14,863	15,691
Total liabilities	550,334	537,188	550,320

Stockholders' equity
Common stock	538	535	531
Additional paid-in capital	494,401	483,546	468,428
Retained earnings	1,084,181	1,037,835	960,115
Accumulated other comprehensive income	52,353	28,912	44,115
Treasury stock	(93,746)	(93,702)	(92,341)
Total Oil States stockholders' equity	1,537,727	1,457,126	1,380,848

Noncontrolling interest	848	699	1,218
Total stockholders' equity	1,538,575	1,457,825	1,382,066

Total liabilities and equity	$2,088,909	$1,995,013	$1,932,386

Oil States International, Inc.
Unaudited Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,
	2010	2009

Cash flows from operating activities:
Net income	$124,502	$19,578
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	92,088	86,863
Deferred income tax (benefit) provision	920	(12,774)
Excess tax benefits from share-based payment arrangements	(2,126)	--
Loss on impairment of goodwill	--	94,528
Equity in earnings of unconsolidated subsidiaries, net of dividends	(144)	(1,184)
Non-cash compensation charge	9,687	8,614
Accretion of debt discount	5,388	5,016
Other, net	(733)	2,087
Changes in working capital	(76,197)	149,547
Net cash flows provided by operating activities	$153,385	$352,275

Cash flows from investing activities:
Capital expenditures	(120,952)	(78,164)
Proceeds from note receivable	--	21,166
Other, net	1,925	(1,760)
Net cash flows used in investing activities	(119,027)	(58,758)

Cash flows from financing activities:
Revolving credit repayments, net	--	(264,528)
Debt and capital lease repayments	(357)	(4,839)
Issuance of common stock from share-based payment arrangements	14,165	2,237
Excess tax benefits from share-based payment arrangements	2,126	--
Other, net	(1,406)	(505)
Net cash flows provided by (used in) financing activities	14,528	(267,635)

Effect of exchange rate changes on cash	(143)	5,333
Net increase in cash and cash equivalents from continuing operations	48,743	31,215
Net cash used in discontinued operations – operating activities	(105)	(133)
Cash and cash equivalents, beginning of period	89,742	30,199
Cash and cash equivalents, end of period	$138,380	$61,281

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues
Rental tools	$91,856	$51,721	$238,477	$177,075
Drilling and other	33,869	18,380	98,408	46,525

Well site services	125,725	70,101	336,885	223,600
Accommodations	127,719	110,299	395,208	340,531
Offshore products	102,376	131,761	311,375	382,271
Tubular services	232,527	143,942	671,757	633,134
Total revenues	$588,347	$456,103	$1,715,225	$1,579,536

Adjusted EBITDA (A) (D)
Rental tools (D)	$24,285	$6,517	$59,976	$25,784
Drilling and other	6,284	2,918	16,823	6,076

Well site services (D)	30,569	9,435	76,799	31,860
Accommodations	49,107	36,308	148,433	127,833
Offshore products	17,286	23,296	51,636	67,500
Tubular services	12,424	7,191	28,776	37,634
Corporate and eliminations	(8,621)	(7,278)	(25,313)	(22,214)
Total Adjusted EBITDA (D)	$100,765	$68,952	$280,331	$242,613

Adjusted operating income / (loss) (D)
Rental tools (D)	$14,446	($4,030)	$29,219	($4,469)
Drilling and other	487	(3,697)	(2,565)	(13,504)

Well site services (D)	14,933	(7,727)	26,654	(17,973)
Accommodations	37,679	26,575	116,347	100,588
Offshore products	14,570	20,553	43,278	59,287
Tubular services	12,003	6,580	27,514	35,458
Corporate and eliminations	(8,795)	(7,441)	(25,845)	(22,630)
Total adjusted operating income (D)	$70,390	$38,540	$187,948	$154,730

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended September 30,
	2010	2009

Supplemental operating data
Land drilling operating statistics
Average rigs available	36	37
Utilization	72.9%	39.9%
Implied day rate ($ in thousands per day)	$14.0	$13.8
Implied daily cash margin ($ in thousands per day)	$3.0	$2.7

Offshore products backlog ($ in millions)	$264.4	$252.7

Tubular services operating data
Shipments (tons in thousands)	118.5	67.5
Quarter end inventory ($ in thousands)	$340,965	$289,447
(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net income	$46,346	$26,579	$124,066	$19,221
Income tax provision	20,609	8,594	53,988	30,637
Depreciation and amortization	30,410	30,193	92,088	86,863
Interest income	(134)	(27)	(316)	(350)
Interest expense	3,534	3,613	10,505	11,714
EBITDA	$100,765	$68,952	$280,331	$148,085

(B) As of September 30, 2010, the Company's 2 3/8% Contingent Convertible Senior Notes, net of unamortized discount, were classified as a current liability because certain contingent conversion thresholds based on the Company's stock price were met at that date.
(c) As of September 30, 2010, the Company had approximately $476.5 million available under its revolving credit facility.
(D) The rental tools, well site services and consolidated EBITDA and operating income for the nine months ended September 30, 2009 exclude $94.5 million goodwill impairment charge taken in the second quarter of 2009.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
EBITDA	$100,765	$68,952	$280,331	$148,085
Goodwill impairment	--	--	--	94,528
Adjusted EBITDA	$100,765	$68,952	$280,331	$242,613

Operating income	$70,390	$38,540	$187,948	$60,202
Goodwill impairment	--	--	--	94,528
Adjusted Operating Income	$70,390	$38,540	$187,948	$154,730
CONTACT:  Oil States International, Inc.
          Bradley J. Dodson
          713-652-0582